Exhibit 23.4

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4) and related proxy statement-prospectus of Wells Fargo & Company for the registration of its common stock related to the acquisition of Pacific Northwest Bancorp and subsidiaries and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the consolidated financial statements of Pacific Northwest Bancorp and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
July 31, 2003